EXHIBIT 99.1

[inTEST News Release Letterhead]

inTEST REPORTS 2016 THIRD QUARTER FINANCIAL RESULTS
* Net Revenues of $10.8 Million Increased 3 Percent Sequentially and 18 Percent Year-Over-Year
* EPS of $0.11 Improved by $0.06 Sequentially

MOUNT LAUREL, NJ, November 3, 2016 - inTEST Corporation (NYSE MKT: INTT), an independent designer, manufacturer and marketer of thermal management products and semiconductor automatic test equipment (ATE) interface solutions, today announced financial results for the quarter ended September 30, 2016.

2016 Third Quarter Summary

*    Third quarter 2016 bookings were $11.3 million, compared with second quarter 2016 bookings of $12.6 million and third quarter 2015 bookings of $8.4 million;

     *    $4.3 million, or 38%, of third quarter 2016 bookings were derived from non-semiconductor test, compared with third quarter
           2015 non-semiconductor test bookings of $3.4 million or 40%.

*    Third quarter 2016 net revenues were $10.8 million, compared with second quarter 2016 net revenues of $10.5 million and third quarter 2015 net revenues of $9.2 million;

     *    $2.8 million, or 26%, of third quarter 2016 net revenues were derived from non-semiconductor test, compared with third quarter 2015 non-semiconductor test revenues of $3.1 million or 34%.

*    Third quarter 2016 gross margin was $5.6 million, or 52%, compared with second quarter 2016 gross margin of $5.3 million, or 51%, and third quarter 2015 gross margin of $4.3 million, or 47%.

*    Third quarter 2016 net earnings were $1.1 million, or $0.11 per diluted share, compared with second quarter 2016 net earnings of $486,000, or $0.05 per diluted share, and third quarter 2015 net earnings of $310,000, or $0.03 per diluted share.

*    Cash and cash equivalents at September 30, 2016 were $26.3 million, compared with $25.0 million at June 30, 2016.

2016 Third Quarter Share Repurchase
During the third quarter of 2016, the Company purchased 18,546 shares of inTEST stock under its previously announced repurchase program, authorized in December 2015, bringing the total shares repurchased under the program to 250,603. The cost of third quarter repurchased shares totaled approximately $72,000.

"We again delivered strong financial results in the third quarter," commented Robert E. Matthiessen, president and chief executive officer. "Net revenues, gross margin, net earnings and earnings per share all increased on a sequential basis as well as year-over-year and exceeded our guidance range. Our results were fueled predominantly by our Thermal division, which had revenue growth of nearly 20% sequentially. The telecom market was a significant component of our Thermal division revenues, with both bookings and net revenues increasing from the prior quarter. Outside of the semiconductor industry, telecom has been the strongest sector for our business in 2016. In addition, cash and cash equivalents at the end of the quarter were at record levels."

Mr. Matthiessen added, "Our long-term objectives center on diversified growth through acquisition, and the evolution of inTEST into a broad-based technology company serving industrial markets, while continuing to supply our valued customers in the semiconductor test arena. As we continue to execute on our differentiated product strategy, we believe the conditions for our long-term success remain firmly in place."

2016 Fourth Quarter Financial Outlook
inTEST expects that net revenues for the fourth quarter of 2016 will be in the range of $9.0 million to $10.0 million and that earnings per diluted share will range from $0.02 to $0.06. This outlook is based on the Company's current views with respect to operating and market conditions and customers' forecasts, which are subject to change.

2016 Third Quarter Investor Conference Call / Webcast Details (Tuesday November 3, 2015 at 8:30 a.m. EDT)
inTEST management will host a conference call today at 8:30 a.m. Eastern Daylight Time. The conference call will address the Company's 2016 third quarter financial results and management's current expectations and views of the industry. The call may also include discussion of strategic, operating, product initiatives or developments, or other matters relating to the Company's current or future performance.

The dial-in number for the live audio call beginning at 8:30 a.m. EDT on November 3, 2016 is (815) 680-6269 or (866) 900-9241. The Passcode for the conference call is 91935021. Please reference the inTEST 2016 Q3 Financial Results Conference Call. inTEST Corporation will provide a live webcast in conjunction with the conference call. To access the live webcast, please visit inTEST's website www.intest.com under the "Investors" section.

2016 Third Quarter Replay Details (Webcast)
A replay of the webcast will be available on inTEST's website for one year following the live broadcast. To access the webcast replay, please visit inTEST's website www.intest.com under the "Investors" section.

Submit Questions
In advance of the conference call, and for those investors accessing the webcast, inTEST Corporation welcomes individual investors to submit their questions via email to lguerrant@guerrantir.com. The company will address as many questions as possible on the conference call.

About inTEST Corporation
inTEST Corporation is an independent designer, manufacturer and marketer of thermal management products and ATE interface solutions, which are used by semiconductor manufacturers to perform final testing of integrated circuits (ICs) and wafers. The Company's high-performance products are designed to enable semiconductor manufacturers to improve the speed, reliability, efficiency and profitability of IC test processes. The Company's products are also sold into the automotive, consumer electronics, defense/aerospace, energy, industrial and telecommunications markets. Specific products include temperature management systems, manipulator and docking hardware products and customized interface solutions. The Company has established strong relationships with its customers globally, which it supports through a network of local offices. For more information visit www.intest.com.

Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information, but relate to predicted or potential future events and financial results that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, changes in business conditions and the economy, generally; changes in the demand for semiconductors, generally; changes in the rates of, and timing of, capital expenditures by our customers; progress of product development programs; increases in raw material and fabrication costs associated with our products and other risk factors set forth from time to time in our SEC filings, including, but not limited to, our periodic reports on Form 10-K and Form 10-Q. inTEST undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.
Contacts:
inTEST Corporation	Investors:
Hugh T. Regan, Jr.	Laura Guerrant-Oiye, Principal
Treasurer and Chief Financial Officer	Guerrant Associates
Tel: 856-505-8999	lguerrant@guerrantir.com
Tel: 808-960-2642

- Tables follow -

SELECTED FINANCIAL DATA
(Unaudited)
(In thousands, except per share data)

Condensed Consolidated Statements of Operations Data:
	Three Months Ended			Nine Months Ended
	9/30/2016	9/30/2015	6/30/2016	9/30/2016	9/30/2015
Net revenues	$10,823	$9,203	$10,485	$29,955	$30,950
Gross margin	5,577	4,323	5,329	14,973	15,087
Operating expenses:
Selling expense	1,394	1,370	1,471	4,200	4,449
Engineering and product development expense	905	1,041	982	2,878	3,030
General and administrative expense	1,574	1,511	2,145	5,364	4,887
Other income	17	6	18	63	16
Earnings before income tax expense	1,721	407	749	2,594	2,737
Income tax expense	631	97	263	937	909
Net earnings	1,090	310	486	1,657	1,828

Net earnings per share - basic	$0.11	$0.03	$0.05	$0.16	$0.17
Weighted average shares outstanding - basic	10,296	10,474	10,296	10,327	10,470

Net earnings per share - diluted	$0.11	$0.03	$0.05	$0.16	$0.17
Weighted average shares outstanding - diluted	10,319	10,499	10,311	10,345	10,492

Condensed Consolidated Balance Sheets Data:
	As of:
	9/30/2016	6/30/2016	12/31/2015
Cash and cash equivalents	$26,345	$25,003	$25,710
Trade accounts receivable, net	6,663	6,741	4,395
Inventories	3,397	3,314	3,520
Total current assets	36,862	35,354	34,264
Net property and equipment	995	977	1,112
Total assets	42,032	40,607	39,984
Accounts payable	1,252	1,474	909
Accrued expenses	3,233	3,144	3,124
Total current liabilities	5,034	4,666	4,059
Noncurrent liabilities	-	-	-
Total stockholders' equity	36,998	35,941	35,925

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